Exhibit 10.1

AMENDMENT NO. 1

TO

PERFORMANCE FOOD GROUP COMPANY

DEFERRED COMPENSATION PLAN

This Amendment No. 1 to Performance Food Group Company Deferred Compensation Plan (“Amendment”) is executed effective as of February 14, 2023.

WHEREAS, Performance Food Group Company (the “Company”) sponsors and maintains the Performance Food Group Company Deferred Compensation Plan (the “Plan”) as a strategy to encourage and reward the continued service of Directors and certain key Employees, as designated by the Company, who are essential to the continued viability of the Company; and

WHEREAS, the Company now desires to amend the Plan to provide Participants with flexibility to: (i) make subsequent new elections for the form and/or timing of payment of Plan Benefits relating to a previous election for distribution on a specific date, in accordance with and subject to the limitations provided for under Code §409A, and the regulations promulgated thereunder; and (ii) make certain other clarifying amendments, all as provided for herein; and

WHEREAS, pursuant to Section 10.1 of the Plan, the Compensation Committee has the right at any time to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of the date set forth above.

1.
Redeferral Elections. Section 6.8 of the Plan is hereby amended by adding the following language as a new subsection (a), and by renumbering the remaining subsections of Section 6.8 accordingly:

“(a) Subsequent Participant Elections. A Participant may change the timing and/or the form of payment of a previous election made by the Participant for a distribution upon a specified date, subject to the following criteria:

(i)
Such subsequent election shall not take effect until 12-months after the date on which the election is made;
(ii)
The payment shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made (or, in the case of an annual installment payment election, at least five (5) years from the date the first annual installment was scheduled to be paid); and
(iii)
The subsequent election shall be made not less than 12 months before the date of the originally elected specific Distribution Date.

Any such subsequent election shall be made via an election form, process, or manner established by the Plan Committee from time to time, and shall become effective upon receipt of the election by the Plan Committee, at which time, the subsequent election shall be irrevocable.”

2.
Clarifying Amendments. Sections 3.1 and 3.2 of the Plan are each hereby amended by deleting the last sentence of such sections to eliminate the inadvertent reference to Section 3.4.
3.
Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the meanings given to such terms in the Plan.

4.
No Further Amendment. Except as expressly amended hereby, the Plan shall continue in full force and effect in accordance with its terms.

Executed on the 14th day of February, 2023, to be effective as of the first date set forth herein.

PERFORMANCE FOOD GROUP COMPANY

By:_/s/ A. Brent King______________________

Title: _Executive Vice President, General Counsel

and Secretary___